Filed Pursuant to Rule 424(b)(3)

Registration No. 333-260976

Registration No. 333-264085

Prospectus Supplement No. 5

(to Prospectus dated April 5, 2023)

Prospectus Supplement No. 5

(to Prospectus dated April 5, 2023)

WeWork Inc.

760,765,488 Shares of Class A Common Stock

7,773,333 Warrants to Purchase Class A Common Stock

This prospectus supplement is a supplement to the prospectus dated April 5, 2023, which forms a part of our Registration Statement on Form S-1 (File No. 333-260976) (as supplemented to date, the “First Prospectus”), and the prospectus dated April 5, 2023, which forms a part of our Registration Statement on Form S-1 (File No. 333-264085) (as supplemented to date, the “Second Prospectus” and, together with the First Prospectus, the “Prospectuses”). This prospectus supplement is not a new registration of securities but is being filed solely to update and supplement the information in the Prospectuses with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 24, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectuses and is not complete without, and may not be delivered or utilized except in combination with, the Prospectuses, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectuses and if there is any inconsistency between the information in the Prospectuses and this prospectus supplement, you should rely on the information in this prospectus supplement. The First Prospectus, together with this prospectus supplement, relate to (1) the issuance by us of up to 117,438,299 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), including the shares that may be issued upon exercise of warrants to purchase Class A Common Stock at an exercise price of $11.50 per share of Class A Common Stock, consisting of the public warrants and the private placement warrants (each as defined in the First Prospectus); and (2) the offer and sale, from time to time, by the selling securityholders identified in the First Prospectus or their permitted transferees, of up to 642,774,807 shares of Class A Common Stock (including shares underlying warrants). The Second Prospectus, together with this prospectus supplement, relate to the offer and sale, from time to time, by the selling securityholders identified in the Second Prospectus or their permitted transferees, of up to 552,382 shares of Class A Common Stock (including shares underlying warrants) and up to 7,773,333 private placement warrants.

Our Class A Common Stock and warrants are traded on the New York Stock Exchange (“NYSE”) under the symbols “WE” and “WE WS,” respectively. On April 21, 2023, the closing price of our Class A common stock was $0.45 per share, and the closing price of our warrants was $0.04 per warrant.

Investing in our securities involves risks. See “Risk Factors” in the Prospectuses and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if the Prospectuses or this prospectus supplement are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is

April 24, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2023

WEWORK INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39419	85-1144904
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 Rockefeller Plaza, 10th Floor
New York, NY	10019
(Address of principal executive offices)	(Zip Code)

(646) 389-3922

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	WE	The New York Stock Exchange
Warrants, each whole warrant exercisable for one share of Class A common stock	WE WS	The New York Stock Exchange
Class A Common Stock Purchase Rights	—	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03	Material Modifications to Rights of Security Holders.

On April 24, 2023, WeWork Inc. (the “Company”) filed a certificate of amendment to the Second Amended and Restated Certificate of Incorporation (the “Charter Amendment”) with the Secretary of State of Delaware to increase the total number of shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), that the Company will have authority to issue from 1,500,000,000 shares to 4,874,958,334 shares.

The foregoing description of the Charter Amendment does not purport to be complete and is qualified in its entirety by reference to Exhibit 3.1, which is incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On April 24, 2023, the Company held a special meeting of stockholders (the “Meeting”). Present at the Meeting in person or by proxy were holders of 535,805,627 shares of Class A Common Stock and Class C common stock, par value $0.0001 per share (the “Class C Common Stock” and, together with the Class A Common Stock, the “Common Stock”), of the Company, together representing 73.27% of the voting power of the shares of Common Stock as of the close of business on April 7, 2023, the record date of the Meeting, and constituting a quorum for the transaction of business.

The stockholders of the Company voted on the following items at the Meeting:

1.	To adopt the Charter Amendment (the “Authorized Shares Proposal”).

2.

To approve, for purpose of the rules of the New York Stock Exchange (“NYSE”), the potential issuance of more than 19.99% of the outstanding shares, including more than one percent of the outstanding shares to a Related Party (as defined in the rules of the NYSE), of Class A Common Stock and Class C Common Stock (the “Stock Issuance Proposal”).

3.

To adjourn the Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies if there are insufficient votes to approve any of the proposals at the time of the Meeting (the “Adjournment Proposal”).

1.	The Authorized Shares Proposal

For	Against	Abstain
530,484,842	5,048,782	272,003

Based on the votes set forth above, the stockholders approved the Authorized Shares Proposal. There were no broker non-votes on this proposal.

2.	The Stock Issuance Proposal

For	Against	Abstain
530,923,494	4,817,065	65,067

Based on the votes set forth above, the stockholders approved the Stock Issuance Proposal. There were no broker non-votes on this proposal.

3.	The Adjournment Proposal

As sufficient shares were voted in favor of the Authorized Shares Proposal and Stock Issuance Proposal, the Adjournment Proposal was rendered moot and was not presented at the Meeting.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

3.1	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of WeWork Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

3

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WEWORK INC.

Date: April 24, 2023	By:	/s/ Pamela Swidler
	Name:	Pamela Swidler
	Title:	Chief Legal Officer

[Signature Page to Special Meeting Results 8-K]

Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

WEWORK INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

April 24, 2023

WEWORK INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.	The name of the Corporation is WeWork Inc.

2.

The original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware (the “Delaware Secretary”) on May 19, 2020 under the name “BowX Acquisition Corp.” The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary on August 4, 2020. The Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary on October 20, 2021.

3.	This Amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with Section 242 of the DGCL.

4.	This Amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation amends the Second Amended and Restated Certificate of Incorporation of the Corporation.

5.	The text of Article IV of the Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read in full as follows:

The Corporation is authorized to issue three classes of stock to be designated, respectively, “Class A Common Stock”, “Class C Common Stock” and “Preferred Stock.” The total number of shares of capital stock that the Corporation shall have authority to issue is 5,000,000,000. The total number of shares of Class A Common Stock that the Corporation is authorized to issue is 4,874,958,334, having a par value of $0.0001 per share, the total number of shares of Class C Common Stock that the Corporation is authorized to issue is 25,041,666, having a par value of $0.0001 per share and the total number of shares of Preferred Stock that the Corporation is authorized to issue is 100,000,000, having a par value of $0.0001 per share.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Second Amended and Restated Certificate of Incorporation to be duly executed by an authorized officer this 24th day of April, 2023.

WEWORK INC.

By:	/s/ Sandeep Mathrani
Name: Sandeep Mathrani
Title: Chief Executive Officer and Chairman

[Signature Page to Certificate of Amendment to Second Amended and Restated Certificate of Incorporation]